PRO FORMA FINANCIAL INFORMATION
Introduction

In August 2004 ADA-ES, Inc. (ADA-ES) entered into several Subscription and Investment Agreements (the Sub Docs) and privately sold 1 million shares of its common stock to a limited number of institutional investors (the Investors) at a price of $8.00 per share. The net proceeds to ADA-ES from the sales totaled $7,600,000. Pritchard Capital Partners LLP acted as the placement agent for the sales and received a fee of approximately 5%.

As a requirement of the Sub Docs, ADA-ES granted the Investors certain "piggyback" registration rights in the event the Company registers certain other equity securities and certain demand registration rights as part of the transaction. The Investors have agreed not to sell or solicit the sale of any of the shares issued in the above transactions for a 90-day period. ADA-ES has agreed to file a Form S-3 registration statement, or other appropriate form, covering the shares sold with the U.S. Securities and Exchange Commission as soon as practical.

The pro forma financial information shown below assumes the 1 million shares of common stock were sold as of June 30, 2004. The accompanying unaudited condensed pro forma statement of operations for the six months ended June 30, 2004 sets forth the adjustments needed to record the sale of shares at the beginning of the period presented. These statements are not necessarily indicative of future operations or the actual results that would have occurred had the sale of shares been consummated at the beginning of the period indicated.

The unaudited pro forma condensed financial statements should be read in conjunction with the historical financial statements and notes thereto, included in the ADA-ES Form 10KSB Annual Report for the year ended December 31, 2003.




                                   ADA-ES, INC.
                                    PRO FORMA
                              CONDENSED BALANCE SHEET
                                     (unaudited)

                                   As reported                   Pro Forma
                                     June 30,      Pro Forma        after
ASSETS                                 2004       Adjustments    Adjustments
------                                 ----       -----------    -----------
TOTAL CURRENT ASSETS              $ 2,622,000   (a)$7,600,000   $ 10,222,000

PROPERTY AND EQUIPMENT, net           692,000           --           692,000

INTANGIBLE ASSETS                   2,152,000           --         2,152,000

OTHER ASSETS                           64,000           --            64,000
                                  -----------      ----------   ------------
TOTAL ASSETS                      $ 5,530,000     $ 7,600,000   $ 13,130,000
                                  ===========     ===========   ============




LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES              $ 1,549,000            --      $  1,569,000

LONG-TERM LIABILITIES                468,000            --           468,000

STOCKHOLDERS' EQUITY
COMMON STOCK                       4,990,000    (b) 7,600,000     12,590,000
ACCUMULATED DEFICIT               (1,477,000)           --        (1,497,000)
                                  ----------      -----------    -----------
TOTAL STOCKHOLDERS' EQUITY         3,513,000        7,600,000     11,093,000
                                  ----------      -----------    -----------
TOTAL LIABILITIES AND
STOCKHOLDERS'EQUITY              $ 5,530,000     $  7,600,000   $ 13,130,000
                                 ===========      ===========   ============

See accompanying pro forma notes to the condensed financial information.


                                       ADA-ES, INC.
                                        PRO FORMA
                           CONDENSED STATEMENT OF OPERATIONS
                         FOR THE SIX MONTHS ENDED JUNE 30, 2004
                                       (unaudited)

                                                                  Pro forma
                               As reported        Pro Forma         after
                               ADA-ES, Inc.      Adjustments     Investment
                               ------------      -----------    ------------
TOTAL REVENUES                  $ 3,314,000      $    --         $ 3,314,000

COSTS OF SERVICES                 1,821,000           --           1,821,000
                                 ----------       ----------      ----------
GROSS MARGIN                      1,493,000           --           1,493,000

TOTAL OTHER COSTS AND EXPENSES    1,453,000           --           1,453,000
                                -----------     ------------     -----------
OPERATING INCOME                     40,000           --              40,000

OTHER INCOME (EXPENSE)              (23,000)          --             (23,000)
                                -----------     ------------     -----------
NET INCOME                         $ 17,000     $     --            $ 17,000
                                ===========     ============     ===========
WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING                       3,714,000     (a)1,000,000       4,714,000
                                ===========     ============     ===========
NET INCOME PER SHARE
(Basic and diluted)                  $  .00            $ .00            $.00
                                ===========      ===========    ============
See accompanying pro forma notes to the condensed financial information.





ADA-ES, INC.
PRO FORMA NOTES TO CONDENSED FINANCIAL INFORMATION

PRO FORMA CONDENSED BALANCE SHEET AS OF JUNE 30, 2004

(a) To reflect the net proceeds from the sale of common stock. The estimated non-recurring costs of the transaction of $20,000, consisting primarily of estimated legal and accounting fees are to be reimbursed to the Company out of the placement fees. This amount was not included in the accompanying pro forma condensed statement of operations since it is non-recurring.
(b) To reflect the increase in common stock from the issuance of the 1 million shares.

PRO FORMA CONDENSED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30,
2004
(a) To reflect the increase in shares outstanding based on the new shares issued.